Ex-99.B15


                          DISTRIBUTION EXPENSE PLAN



     SECTION 1. PDC&J Preservation Fund, an Ohio business trust (the "Fund"), pursuant to Section 12(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder as the same may be from time to time issued or amended, and specifically pursuant to Rule 12b-1 (the "Rule") promulgated under the 1940 Act, may act as the distributor of securities of which it is the issuer in accordance with the terms of this Distribution Expense Plan (the "Plan").


     SECTION 2. Pursuant to an Investment Advisory Agreement between the Fund and Parker, Dillon, Carlson & Johnson, Inc., an Ohio corporation (the "Adviser"), and a Management And Transfer Agent Agreement between the Fund and PDC&J Service Corp., an Ohio corporation ("Service Corp."), the Adviser and Service Corp. may incur distribution expenses relating to the sale of shares of the Fund, including but not limited to the expenses of the respective employees of Adviser or Service Corp. who are officers or trustees of the Fund, and expenses incurred in connection with preparation, printing and mailing registration statements and prospectuses and in connection with various securities law registration and filing fees. To the extent that any fees paid by the Fund pursuant to the Investment Advisory Agreement and Management And Transfer Agent Agreement might be considered to be indirectly financing activity which is "primarily intended to result in the sale of shares" issued by the Fund within the meaning of the Rule, the payment of such fees is authorized under this Plan.

     SECTION 3. Pursuant to the Investment Advisory Agreement between the Fund and Adviser, either Adviser or Service Corp. will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, shareholders or employees of Adviser and will make available, without expense to the Fund, the services of such of Adviser's employees as may duly be elected officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

     Pursuant to the Management And Transfer Agent Agreement between the Fund and Service Corp., either Service Corp. or Adviser will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, shareholders or employees of Service Corp. and will make available, without expense to the Fund, the services of such of Service Corp.'s employees as may duly be elected officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

     The Fund will be responsible for the payment of all interest, taxes, brokerage and extraordinary or non-recurring expenses, including expenses of any litigation to which the Fund may be a party and indemnification of the Fund's officers, directors and shareholders with respect thereto, and of fees payable under the Investment Advisory Agreement and Management And Transfer Agent Agreement.

     During the term of the Management And Transfer Agent Agreement all other expenses incurred in the administration of the Fund shall be borne by Service Corp. Such other expenses shall include, but shall not be limited to, the organizational costs of the Fund, costs of preparing, printing and mailing registration statements, prospectuses, proxy statements, periodic reports and other documents furnished to shareholders and regulatory agencies, registration, filing and similar fees, legal, auditing and accounting expenses, fees of the custodian, expenses of shareholders' and Trustees' meetings, any fees paid to Trustees who are not interested persons of the investment adviser and any membership fees.

     SECTION 4. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Fund shall be committed to the discretion of the disinterested Trustees then in office.

     SECTION 5. While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall furnish at least quarterly to the Board of Trustees of the Fund, and the Trustees shall review, a written report of the amounts so expended during the last calendar quarter and the purposes for which such amounts were expended.

     SECTION 6. This Plan shall not take effect until it has been approved by a majority of the Board of Trustees of the Fund and by a majority of the Trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan "Independent Trustees"), by votes cast in person at a meeting called for the purpose of voting on the Plan, and by a vote of a majority of the outstanding voting securities of the Fund. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund. This Plan may not be amended materially to increase the amount of distribution expenses without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must be approved by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendment.


     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days' notice to any other party to the agreement, and
(b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 8. The adoption of this Plan shall not constitute any admission that any payments made by the Fund and authorized by the Plan constitute distribution expenses within the meaning of the Rule, or that any payments of distribution expenses by Adviser or Service Corp. would constitute the indirect payment of distribution expenses by the Fund.

     SECTION 9. As used in this Plan, the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.


Approved:
Board of Trustees                                      January 2, 1985
Shareholders                                                1985